Exhibit 23.1

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

We have issued our reports dated February 22, 2005 accompanying the consolidated financial statements of Tapestry Pharmaceuticals, Inc. and subsidiaries appearing in the 2004 Annual Report of the Company to its shareholders on Form 10-K for the year ended December 29, 2004 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton, LLP

Denver, CO
September 6, 2005